Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of February 25, 2020, and is entered into by and between Steven Wolberg (“Executive”) and NET ELEMENT, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Company desires to secure the continued services and employment of Executive on behalf of the Company, and Executive desires to continue to be employed by the Company, upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

1.	Effective Date; Agreement Term

The terms of this Agreement are effective as of February 25, 2020 (the “Effective Date”). Subject to the provisions for earlier termination set forth herein, the term of Executive’s employment hereunder shall commence as of the Effective Date and shall continue through the 5th anniversary of the Effective Date (the "Initial Term"). The Initial Term will automatically renew for additional, successive one (1) year periods (each, a "Renewal Term") unless either party provides written notice of such party's intent not to continue this Agreement no less than one hundred twenty (120) days prior to the expiration of the Initial Term or the Renewal Term, as applicable (the Initial Term together with any Renewal Terms, if applicable, shall be referred to herein as the "Term").

2.	Position

The Company hereby employs Executive as Chief Legal Officer and Corporate Secretary of the Company and Executive accepts such employment.

3.	Duties; Place of Performance

During his employment with the Company, Executive shall serve the Company and its respective affiliates faithfully, diligently and to the best of his ability and shall devote his time, energy, experience and talents as reasonably necessary to pursue the interests of the Company and its respective shareholders. During his employment with the Company, Executive shall perform all duties and accept all responsibilities commensurate to such positions as may be reasonably assigned to him from time to time by the Board of Directors (the “Board”) of the Company and shall report to the Board with respect thereto. Executive shall also be subject to and shall abide by all written policies and procedures of the Company, except to the extent that such policies and procedures conflict with this Agreement, in which case this Agreement shall control.

4.	Compensation

Executive shall be paid the following as compensation for all services to be rendered by Executive pursuant to this Agreement:

(a)     Base Salary. During the Term, Executive shall be entitled to a base salary (the “Base Salary”), payable in equal installments in accordance with the Company’s normal payroll practices, at an annual rate of Two Hundred and Fifty Thousand dollars ($250,000). Executive’s Base Salary shall be subject to annual review by the Compensation Committee of the Board (hereafter referred to as the “Compensation Committee”), and upward adjustments may be made to Base Salary at any time based upon the Compensation Committee’s review of market trends, internal considerations and performance. Base Salary shall not be reduced at any time (including after any such increase).

(b)     Annual Bonus Guarantee. For each calendar year during the Term, Executive shall be paid a bonus in an amount equal to 50% of his Base Salary (the “Guaranteed Bonus”). The Guaranteed Bonuses shall be paid by way of the Company’s publicly traded stock or at the Company’s discretion, in a single lump sum cash payment. The Annual Bonus Guarantee shall be payable no later than March 1st of the calendar year following the calendar year in which the annual Guaranteed Bonus was earned

(c)     Long-Term Incentive Eligibility. For each fiscal year during the Term, Executive shall be eligible to receive long-term equity incentive awards pursuant to the Equity Incentive Plan (as defined below) having a value based upon the Compensation Committee’s review of market trends, internal considerations and performance. The type and form of any such long-term incentive award and the relevant terms and conditions shall be determined by the Compensation Committee at the time of grant, it being understood and agreed, that any grants to Executive shall be on terms no less favorable than those that apply to the other senior executives of the Company. All long-term incentive awards shall be granted pursuant to the Equity Incentive Plan and shall be memorialized in the Company’s standard form of Equity Incentive Plan award agreement. “Equity Incentive Plan” means an equity incentive plan, established and adopted by the Company from time to time, providing for the grant of stock options, restricted stock, restricted stock units, and other forms of equity awards.

(d)      Special Signing Grant. As soon as practicable following the execution of this Agreement, Executive shall be granted 10,000 shares of restricted common stock of the Company pursuant to the Equity Incentive Plan (the “Sign On Equity Grant”). The Sign On Equity Grant shall be subject to the terms and conditions set forth in Annex A to this Agreement.

5.	Benefits

During the Term, Executive and, to the extent applicable, Executive’s eligible dependents, shall be eligible for participation in employee benefits and perquisite programs that are in the aggregate no less favorable than similar benefits provided to other senior executive officers of the Company. The terms and conditions of Executive’s and Executive’s eligible dependents participation in such plans shall be set forth in the Company’s benefit plan documents.

6.	Vacation

During the Term, Executive shall be eligible for paid annual vacation 21 days per year, to be used in accordance with the Company’s vacation policy for senior executive officers of the Company.

7.	Business Expenses

The Company will reimburse Executive for reasonable travel, entertainment, and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

8.	Effect of Death or Disability

In the event of Executive’s termination of employment by reason of death or Disability (as defined below) during the Term, this Agreement shall terminate effective as of the date of Executive’s death or, subject to any applicable terms of the long-term disability plan or program of the Company or federal or state disability or medical leave laws, the date of Disability, and Executive shall receive within ten (10) days of the termination date any unpaid Base Salary, the prorated amount of the Guaranteed Bonus, salary in lieu of unused vacation in each case as accrued through the date of termination (collectively, “Accrued Amounts”) and in addition the Company shall pay an additional 3 months Base salary plus an additional 3 months Guaranteed Bonus.

9.	Termination of Employment and Severance

(a)        Termination by the Company for Cause or by Executive other than for Good Reason. At any time during the Term, the Company may terminate Executive’s employment under this Agreement immediately for “Cause” (as defined below), or Executive may terminate his employment with the Company other than for “Good Reason” (as defined below) upon 60 days advanced written notice to the Company, after which Executive shall be entitled to the payment within ten (10) days of the termination date of any Accrued Amounts through the date of termination. Except as set forth in the preceding sentence, the Company shall not have any further obligation hereunder to Executive.

(b)         Termination by Executive for Good Reason or by the Company Without Cause. At any time during the Term, the Executive may terminate his employment for Good Reason, or the Company may terminate Executive’s employment without Cause upon 60 days advanced written notice to Executive. Upon any such termination, Executive shall be entitled to the following payments:

(i)	Payment in a lump sum within ten (10) days of the termination date of any Accrued Amounts; and

(ii)	Subject to Section 9(e) below, severance compensation equal to:

(1)

2 times the sum of Executive’s annual Base Salary immediately prior to his termination, plus the unpaid Guaranteed Bonuses, payable in a lump sum within five (5) business days following the Release Effective Date (as defined below);

(2)

24 times the monthly amount that is charged to COBRA qualified beneficiaries for the same coverage options elected by Executive immediately prior to the termination date, payable in a single lump sum cash payment within five (5) business days following the Release Effective Date. For the avoidance of doubt, Executive is not required to elect COBRA coverage in order to receive this payment.

The payments set forth in clauses (i) and (ii) above are in lieu of any severance payments or benefits to which Executive may be entitled under any other severance plan or program of the Company. Except as set forth in the immediately preceding clauses (i) and (ii), the Company shall have no further obligation hereunder to Executive.

(c)          Termination by Executive for Good Reason or by the Company Without Cause during 24-months following a Change of Control. If Executive’s employment is terminated during the twenty-four-month period following a Change of Control which occurs during the Term, either by Executive for Good Reason or by the Company without Cause, Executive shall be entitled to the following payments (in lieu of Section 9(b) above):

(i)	Payment in a lump sum within ten (10) days of the termination date of any Accrued Amounts; and

(ii)	Subject to Section 9(e) below, severance compensation equal to:

(1)

2 times sum of Executive’s annual Base Salary immediately prior to his termination, plus the unpaid Guaranteed Bonuses, payable in a lump sum within five (5) business days following the Release Effective Date;

(2)

24 times the monthly amount that is charged to COBRA qualified beneficiaries for the same coverage options elected by Executive immediately prior to the termination date, payable in a single lump sum cash payment within five (5) business days following the Release Effective Date. For the avoidance of doubt, Executive is not required to elect COBRA coverage in order to receive this payment.

The payments set forth in clauses (i) and (ii) above are in lieu of any severance payments or benefits to which Executive may be entitled under any other severance plan or program of the Company. Except as set forth in the immediately preceding clauses (i) and (ii), the Company shall have no further obligation hereunder to Executive.

(d)         Treatment of Long-Term Incentive Awards. The treatment of outstanding long-term incentive awards in connection with a termination of employment shall be in accordance with the terms of the Equity Incentive Plan and applicable award agreement. The treatment of the Sign On Equity Grant shall be in accordance with the terms of the Equity Incentive Plan, the Company’s standard form of Equity Incentive Plan restricted stock award agreement, and Annex A to this Agreement.

(e)          Conditions to Severance. The Company’s obligation to pay severance pursuant to Sections 9(b) and 9(c) is conditioned on Executive signing a release and waiver of claims (“Release”) in the form attached as Annex B hereto.

(f)           Definitions. For purposes of this Agreement, the following definitions shall apply:

(i)     “Cause” shall mean any of the following: (A) Executive’s willful failure to perform Executive’s material duties (other than any such failure resulting from incapacity due to physical or mental illness); (B) Executive’s willful failure to comply with any valid and legal directive of the Board; (C) Executive’s engagement in illegal conduct which is, in each case, materially injurious to the Company or its affiliates; (D) Executive’s embezzlement, misappropriation or fraud related to the Executive’s employment with the Company; or (E) Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent).

Termination of Executive’s employment shall not be deemed to be for Cause unless and until the Company provides written notice to Executive of the conduct at issue, the Executive fails to cure such conduct within thirty (30) business days of delivery of such notice, and the Company delivers to Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board, finding that Executive is guilty of the conduct described in any of clauses (A) - (E) above, after having afforded Executive a reasonable opportunity to appear (with counsel) before the Board. Executive shall have thirty (30) business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

For purposes of this Section 9(f)(i), no act or failure by Executive shall be considered “willful” if such act is done by Executive in the good faith belief that such act is or was in the best interests of the Company or its affiliates.

(ii)     “Disability” shall mean for purposes of this Agreement either (i) if the Executive is deemed disabled for purposes of any group or individual disability policy paid for by the Company and at the time in effect, or (ii) if, in the good faith judgment of the Board, the Executive is substantially unable to perform the Executive’s duties under this Agreement as a result of a physical or mental injury or illness for more than one hundred twenty (120) consecutive days during any three hundred sixty-five (365) day period.

(iii)     “Good Reason” shall mean the occurrence of any of the following, in each case without Executive’s written consent: (A) a material diminution in Executive’s title, authority, duties or responsibilities (other than temporarily while Executive is physically or mentally incapacitated); (B) a reduction in Executive’s Base Salary; (C) a reduction in Executive’s Guaranteed Bonus; (D) a mandated relocation of Executive’s principal place of employment from the location where Executive serves the Company as at the date of signature to this Agreement, by more than 10 miles; (E) a breach by the Company of any material provision of this Agreement; or (F) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place.

Executive cannot terminate Executive’s employment for Good Reason unless Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances.

(iv)     “Change of Control” means any transaction in which the Company shall (i) sell, convey, or otherwise dispose of all or substantially all of its assets, (ii) merge with or into or consolidate with any other corporation, or other entity (other than a wholly owned subsidiary of the Company), (iii) liquidate, dissolve or wind up the Company, either voluntarily or involuntarily, other than in each case: (A) a merger effected solely for the purpose of changing the domicile of the Company, or (B) a transaction in which the then current shareholders continue to own more than 50% of the voting power of the surviving corporation (in substantially the same proportions) following the transaction.

10.	Certain Restrictive Covenants

(a)         Confidentiality. Executive acknowledges that the Company and its affiliates operate in a competitive environment and have a substantial interest in protecting its Confidential Information (as defined below). Executive agrees, during employment and for all times thereafter, to maintain the confidentiality of the Company’s and its affiliates Confidential Information and to use such information in good faith for the exclusive benefit of the Company and its affiliates.

“Confidential Information” means any and all information of the Company and its affiliates in whatever form, whether written, electronically stored, orally transmitted or memorized pertaining to: trade secrets; business processes; records and other information regarding customers; price lists and pricing policies, financial plans, records, ledgers and information; purchase orders and related data; business development plans; products and technologies; manufacturing costs; product or service pricing; sales and marketing plans; research and development plans; personnel and employment records, files, data and policies (regardless of whether the information pertains to Executive or other employees of the Company and its affiliates); tax or financial information; business and sales methods and operations; business correspondence, memoranda and other records; inventions, improvements and discoveries; processes and methods; and business operations and related data formulae; know-how, research and development; trademark, technology, technical information, copyrighted material; and any other confidential or proprietary data and information which Executive encounters during employment, all of which are held, possessed and/or owned by the Company and its affiliates and all of which are used in the operations and business of the Company and its affiliates. Confidential Information does not include information which is or becomes generally known within the Company’s industry through no act or omission by Executive.

(b)          Non-Solicitation. During the Term and for twelve (12) months following termination of employment for any reason whatsoever, Executive agrees not to:

(i)

induce or attempt to induce any employee of the Company or its affiliates to terminate employment, or in any way interfere adversely with the relationship between any such employee and the Company or any affiliate;

(ii)

induce or attempt to induce any employee of the Company or its affiliate to work for, render services to, provide advice to, or supply Confidential Information to any third person, firm, or corporation;

(iii)	employ any employee of the Company or its affiliates in any business enterprise with which Executive may be associated, connected or affiliated;

(iv)

induce or attempt to induce any contractor, customer, supplier, licensee, licensor or other business relation of the Company or its affiliates to cease doing business with the Company or its affiliates, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor or other business relation and the Company or its affiliates; or

(v)

assist, solicit, or encourage any other person, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Agreement if such activity were carried out by Executive.

(c)         Non-Disparagement. Executive agrees, during employment and for all times thereafter, not to publicly make or publish any statement which is disparaging of the Company or its affiliates, or directors, officers or employees.

(d)         Executive acknowledges the business necessity and importance to the Company of the covenants set forth in this Section 10 and further acknowledges that this Agreement would not have been entered into in the absence of these covenants. The provisions of this Section 10 shall survive the termination of this Agreement.

(e)          Executive and the Company intend that: (i) this Section 10 shall be construed as a series of separate covenants; (ii) if any portion of the restrictions set forth in this Section 10 should, for any reason whatsoever, be declared invalid by an arbitrator or a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby be adversely affected; and (iii) Executive declares that the territorial and time limitations set forth in this Section 10 are reasonable and properly required for the adequate protection of the business of the Company and its affiliates. In the event that any such territorial or time limitation is deemed to be unreasonable by an arbitrator or a court of competent jurisdiction, Executive agrees to the reduction of the subject territorial or time limitation to the area or period which such arbitrator or court shall have deemed reasonable.

11.	Return of Company Property

Executive agrees, upon the termination of his employment with the Company for any reason, to return to the Company all property or equipment that Executive has been issued during the course of Executive’s employment.

12.	All Developments the Property of the Company

All confidential, proprietary or other trade secret information, all work performed, and all other ideas, discoveries, inventions, designs, processes, methods and improvements, conceived, developed, or otherwise made by Executive, during his employment with the Company, alone or with others, and in any way relating to the Company’s and/or its affiliates’ present or planned businesses, services or products specifically defined as and limited to activities relating to the design and manufacture of advanced visual surveillance solutions, whether or not patentable or subject to copyright protection and whether or not reduced to tangible form or reduced to practice during the period of Executive’s employment with the Company (“Developments”) shall be the sole property of the Company, provided, however, that the foregoing shall not apply to any invention made by Executive that was developed entirely on Executive’s own time during the period of his employment with the Company, without using the Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company’s and/or its affiliates’ businesses, or actual or demonstrably anticipated research or development of the Company and/or its affiliates; or (ii) result from any work performed by Executive for the Company. These exceptions are not included within the definition of “Developments.” Executive agrees to advise the Company promptly in writing of any inventions that Executive believes meet the preceding criteria. Executive further agrees to disclose all Developments promptly, fully and in writing to the Company promptly after development of the same, and at any time upon request. Executive agrees to, and hereby does assign to the Company all of Executive’s right, title and interest throughout the world in and to all Developments. Executive agrees that each of the Developments shall constitute a “work made for hire,” as defined in 17 U.S.C. § 101, and hereby irrevocably assigns to the Company all copyrights, patents and any other proprietary rights Executive may have in any Developments without any obligation on the part of the Company to pay royalties or any other consideration to Executive in respect of such Developments.

13.	Cooperation

The parties agree that certain matters in which Executive shall be involved during the Term may necessitate Executive’s cooperation in the future. Accordingly, following the termination of Executive’s employment for any reason, to the extent reasonably requested by the Board and subject to Executive’s personal and professional commitments, Executive shall cooperate with the Company in connection with matters arising out of Executive’s service to the Company; provided that, the Company shall make reasonable efforts to minimize disruption of Executive’s other activities. The Company shall pay Executive a reasonable per diem and reimburse Executive for reasonable expenses incurred in connection with such cooperation.

14.	Indemnification

With respect to any claim, loss, damage or expense (including attorneys’ fees) arising from the performance by Executive of his duties as an officer of the Company (but excluding any of the foregoing that relate to a material breach by Executive of the terms of this Agreement), during the term of this Agreement and thereafter Executive shall be entitled to indemnification by the Company to the fullest extent permitted by law, as set forth in the Company’s Bylaws and under any directors’ and officers’ liability insurance policy of the Company that may be in effect from time to time.

15.	No Mitigation Required

Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.

16.	Withholding Obligations

The Company shall make such deductions and withhold such amounts from each payment made to Executive hereunder as may be required from time to time by law, governmental regulation and/or order.

17.	Successor in Interest

This Agreement and the rights and obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, and shall also bind and inure to the benefit of any successor of the Company by merger or consolidation or any purchaser or assignee of all or substantially all of its assets. Neither this Agreement nor any of the rights or benefits hereunder may be assigned by either party hereto, except to any such aforementioned successor, purchaser, or assignee of the Company. Executive may not assign any of his obligations or duties under this Agreement.

18.	Invalid Provision

The parties understand and agree that if any provision of this Agreement shall, for any reason, be adjudged by any court or arbitrator of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair, or invalidate the remainder of this Agreement, but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

19.	Arbitration of Disputes

Except as is necessary for Executive and the Company to preserve their respective rights under this Agreement by seeking necessary equitable relief (including, but not limited to, the Company’s rights under Section 10 of this Agreement) from a court of competent jurisdiction, the Company and Executive agree that any and all disputes based upon, relating to or arising out of this Agreement, Executive’s employment relationship with the Company and/or the termination of either or both of these relationships, and/or any other dispute by and between the Company and Executive, including any and all claims Executive may at any time attempt to assert against the Company, shall be submitted to binding arbitration in North Miami Beach, Florida pursuant to the American Arbitration Association’s (“AAA”) Employment Arbitration Rules (the “Rules”), provided that the Rules shall be modified by the arbitrator to the extent necessary to be consistent with applicable law. The parties hereby waive, to the fullest extent permitted by applicable law, any right they may have to a trial by jury with respect to any such claims.

The arbitrator shall be mutually agreed upon by the parties. If, however, the parties are unable to agree upon an arbitrator, then an arbitrator shall be selected by AAA in accordance with the Rules. The Company and Executive further agree that each party shall pay its own litigation costs and attorneys’ fees; provided, however, that if Executive prevails on any substantial claim, the Company shall reimburse Executive for litigation costs and reasonable attorneys’ fees incurred by Executive. The Company shall be responsible for paying all arbitration costs in excess of what Executive would have been required to pay as an initial filing fee in court. In addition, the Company and Executive agree that, following arbitration, either party may go to a court of competent jurisdiction to enforce the arbitration award pursuant to the Federal Arbitration Act (9 U.S.C. § 1 et seq.).

20.	Governing Law

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without regard to its conflict of laws rules.

21.	Headings

Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

22.	Interpretation

Executive understands that this Agreement is deemed to have been drafted jointly by the parties. Any uncertainty or ambiguity shall not be construed for or against any party based on attribution of drafting to any party.

23.	Notice

Any and all notices given hereunder shall be in writing and shall be deemed to have been duly given when received, if personally delivered; when transmitted, if transmitted by telecopy, or electronic or digital transmission method, upon receipt of telephonic or electronic confirmation; the day after the notice is sent, if sent for next day delivery to a domestic address using a generally recognized overnight delivery service (e.g., FedEx); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent as follows:

If to the Company:	Net Element, Inc.
3363 NE 163rd St., Suite 705 North Miami Beach, FL 33160 Attention: CEO EMAIL: ofirer@netelement.com

If to Executive:	Steven Wolberg
435E Dedham Street Newton, MA 02459 EMAIL: steven@wolberg.net

Any party may change its address and/or email address for notice purposes by duly giving notice to the other party pursuant to this Section.

24.	Entire Agreement; Amendment

This Agreement represents the entire agreement and understanding between the parties and, except as expressly stated in this Agreement, supersedes any prior agreements, understandings or negotiations respecting such subject. No change to or modification of this Agreement shall be valid or binding unless it is in writing and signed by Executive and a duly authorized officer of the Company.

25.	Waiver

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver of any breach of any term or provision of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

26.	Survival of Provisions

Upon any expiration or other termination of this Agreement: (i) each of Sections 10 (Restrictive Covenants, 11 (Return of Company Property), 12 (Developments), 13 (Cooperation), 14 (Indemnification), 16 (Withholding), 17 (Successors), 19 (Arbitration), and 20 (Governing Law) shall survive such expiration or other termination; and (ii) all of the other respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

27.	Counterparts

This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of this Agreement, each of which copies shall constitute an original. A facsimile signature shall be deemed to be the same as an original signature.

[Signatures are on next page.]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto executed this Agreement on the day and year first written above.

NET ELEMENT, INC.

By:	/s/ Howard Ash
Name:	Howard Ash
Title:	Duly authorized signor of the Compensation Committee

STEVEN WOLBERG

/s/ Steven Wolberg

ANNEX A

Sign On Equity Grant

Note: Capitalized terms used in this Annex and not specifically defined, are defined by reference to the headings noted in the left column of the table below and the Employment Agreement. For the avoidance of doubt, the Sign On Equity Grant shall be subject to the terms and conditions of the Equity Incentive Plan and the Company’s standard form of Restricted Stock Award Agreement.

Executive:	Steven Wolberg
Grant Date:	As soon as practicable following the Effective Date and in no event later than 30 business days following the Effective Date.
Restricted Common Stock:	10,000 shares of Common Stock of the Company (the “Restricted Stock”)
Vesting of Shares	100% of the Shares of Restricted Stock shall become immediately vested.
Settlement of Vested Shares:

Restricted Stock that that becomes vested shall be freely transferable, subject to lock-ups, if any.

Restricted Stock that becomes vested shall be evidenced either by ownership certificates representing the applicable shares or in uncertificated form via book entry registration of such shares in the ownership register of the Company.

Equitable Adjustments:

In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Units or the value thereof, the Compensation Committee shall make such adjustments to the Shares or value thereof as it reasonably and in good faith deems equitable.

Administrator:	This award shall be administered by the Compensation Committee.
Tax Withholding:

●     In the Executive’s sole discretion, the Executive may satisfy the applicable federal, state, and other tax withholding obligation by directing the Company to withholding from the shares to which the Executive is otherwise entitled, a number of shares that have a Fair Market Value equal to the applicable tax withholding obligation.

ANNEX B

GENERAL RELEASE

This Separation Agreement and General Release (this "Agreement"), dated _____________ is by and between Net Element, Inc., a Delaware corporation (the “Company”), and _____________ (“you”). For all purposes in this Agreement, the Company shall also include its affiliates, subsidiaries, parents, and their respective present and former shareholders, officers, directors, members, employees, representatives and agents.

1.       Termination of Employment. You acknowledge that you were an employee of the Company pursuant to that certain Employment Agreement between the Company and you, dated ________, 2020 (the “Employment Agreement”), that your employment with the Company has been terminated without Cause (as such term is defined in the Employment Agreement) effective _______________ (the "Termination Date").

2.       Severance.

(a)     In consideration of your acceptance of this Agreement, and in full satisfaction of all owed salary and benefits through the last date of your employment, after you sign this Agreement, the Company shall provide you with the amounts due to you set forth in the Employment Agreement (“Severance”), payable as set forth in the Employment Agreement, but in any event not earlier than (i) you sign and deliver this Agreement to the Company and (ii) the expiration of the seven (7) day revocation period set forth paragraph 12 below. You acknowledge and agree that the Severance constitutes good and sufficient consideration for this Agreement.

(b)     The Company will issue a W-2 form at the appropriate time of payment. You will receive a separate written notice, known as COBRA notice, regarding your ability to continue at your expense your health and dental coverage under the Company's group plans.

(c)     You represent that you will not make any claim for any additional wages (including overtime), paid time off, bonuses, and other benefits and compensation to which you were or may have been entitled by virtue of your employment with the Company or termination thereof except for those expressly described in the Employment Agreement and this Agreement. You will not receive the payments described in this paragraph 2 if you (i) do not sign this Agreement, or (ii) rescind this Agreement after signing it.

3.       General Release. In exchange for the consideration set forth in paragraph 2 above, you agree unconditionally to waive, release, forever discharge, covenant not to sue with respect to, and to hold each of the Company, and its affiliates, subsidiaries, parents, present and former shareholders, partners, members, managers, officers, directors, employees, representatives and agents (each, a “Released Party” and, collectively, the “Released Parties”) harmless against, the assertion of each and every action, claim, right, or demand of any kind or nature, known or unknown, in law or equity, contract or tort and however originating or existing which you have or may have against any of the Released Parties up until the date of this execution of this Agreement with respect to your employment or the termination of your employment. This includes, without limitation, any and all claims, rights, actions, liabilities or demands of whatsoever nature which might be raised pursuant to any constitution, law, regulation, ordinance, statute, or common law theory or other authority, whether in tort, contract, equity or otherwise, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, the Americans with Disabilities Act of 1990, Fair Labor Standards Act, the Florida Civil Rights Act, the Florida Whistle-Blower's Act, Fla. Stat. Section 440.205, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, Executive Order 11246; the Occupational Safety and Health Act, the Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the United States Constitution, the Florida Constitution, any state or federal anti-discrimination, consumer protection and/or trade practices act, and any local laws, including any local ordinances, together with any expenses, costs and attorney's fees which might be raised pursuant to the above stated laws. You expressly intend this release to reach to the maximum extent provided by law.

4.       Legal Proceedings. You warrant that you have not filed any legal proceeding, whether in court or with an administrative agency, and you have not made any assignment to anyone of any claims against any of the Released Parties. This Agreement is intended to be a full and complete release of all claims against each Released Party. If you nevertheless initiate a lawsuit against any of the Released Parties in violation of this Agreement and receive monies therefrom, the Company shall be entitled to a set off in the amounts you have received or are entitled to receive under this Agreement.

5.       Prospective Employers. The parties agree that any prospective employers who contact the Company for a reference will be advised of your dates of employment, your job title and your Salary.

6.       Non-Admission. The parties further acknowledge that nothing in this Agreement constitutes an admission by the parties of any improper or unlawful act(s) or of any (a) violation of any statute, regulation, or other provision of statutory, regulatory, or common law, (b) breach of contract, or (c) commission of any tort. The parties forever waive all rights to assert that this Agreement was the result of a mistake in law or in facts.

7.       Non-Disparagement; Confidentiality.

(a)     From the time of your execution of this Agreement, (i) you agree to refrain from making any negative or disparaging comments about any of the Released Parties to anyone and (ii) the Company agrees to refrain from making any negative or disparaging comments about you to anyone.

(b)     From the time of your execution of this Agreement, the Company, on the one hand, and you or anyone else acting on your behalf, on the other hand, shall not unless so required by securities or other laws or regulations, disclose, either directly or indirectly, any information whatsoever regarding any of the terms of, or the existence of this Agreement, or the fact that the Company is paying any Severance to you, or the amount of said payment. This confidentiality provision shall not apply to any disclosure of this Agreement by (i) the Company to its representatives and advisors on a need to know basis and (ii) you to your attorneys, accountant, or other bona fide tax adviser, or any bona fide financial planner you have employed, but you shall inform each of them of the confidentiality of this Agreement, and they shall be similarly bound.

8.       Information. By signing this Agreement, you acknowledge and agree that you have had access in your employment with the Company to confidential and proprietary information, and further acknowledge and agree that the release or disclosure of any confidential or proprietary information will cause the Company or any other Released Party irreparable injury. By signing this Agreement, you acknowledge that you have not directly or indirectly used or disclosed, and agree that you will not at any time directly or indirectly use or disclose, to any other entity or person, directly or indirectly, any confidential or proprietary information of the Company or any of its affiliates and/or subsidiaries. For purposes of this Agreement, the term "confidential or proprietary information" shall include, but not be limited to, trade secrets, customer and contact lists and information pertaining to such lists, computer software designed for or by the Company or its affiliates, the Company's or its affiliates' proprietary applications and programs, databases, technology and know-how. However, you may disclose Confidential Information only to the extent you are required to disclose such Confidential Information by law.

9.       Return of Property. As of the Termination Date, you shall return all property and equipment provided to you by the Company or its affiliates that were in your possession or control relating to the business. By signing this Agreement, you agree and represent that you have returned and/or shall return by the Termination Date to the Company all of its property, including but not limited to, all customer records, in your possession which in any manner relates to the business.

10.      Remedies. You agree that any breach by you of any of the provisions of paragraphs 7 or 8 of this Agreement will cause irreparable harm to the Company or its affiliates that could not be made whole by monetary damages and that the Company or its affiliates will be entitled to specifically enforce the terms and provisions of paragraphs 7 or 8 of this Agreement in addition to any other remedy to which the Company or its affiliates may be entitled at law or in equity.

11.      Notice of Right to Consult Attorney and Twenty-One (21) Day Consideration Period. By signing this Agreement, you agree and certify that (i) you have carefully read and fully understand all of the provisions of this Agreement, (ii) you understand and agree that you are and have been allowed a reasonable period of time (up to 21 days) from receipt of this Agreement to consider the terms hereof before signing it; (ii) you have been encouraged and you are advised in writing, by this Agreement, to consider the terms of this Agreement and consult with an attorney of your choice before signing this Agreement and you have done so, or chosen not to do so of your own accord; and (iii) you agree to the terms of this Agreement knowingly, voluntarily, and without intimidation, coercion, or pressure, and intend to be legally bound by this Agreement.

12.      Revocation Period. You may revoke this Agreement within the seven (7) day period following its execution by you. Any revocation must be submitted, in writing, to __________ on _____________ and must state, “I hereby revoke my acceptance of my Agreement.” If the last day of either revocation period is a Saturday, Sunday or legal holiday recognized by the State of Florida, then such revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. You acknowledge and agree that the general release in this Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.), as amended by the Older Workers’ Benefit Protection Act, and that this waiver is knowing and voluntary. You further acknowledge that you have been advised in writing by this Agreement that you have a maximum of seven (7) days following the execution of this Agreement to revoke this Agreement and that this Agreement shall not become effective until the revocation period has expired.

13.      Expiration of Offer. The offer contained in this Agreement shall expire at 5:00 p.m. on the twenty-second (22nd) day after you receive it, not counting the date of receipt. If the Company has not received a signed original of this Agreement from you by that time, this offer will be automatically revoked.

14.      Entire Agreement; Modifications. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior negotiations regarding any wages or compensation are merged into this Agreement. This Agreement may not be modified except as may be set forth in writing and executed by the parties hereto. The parties acknowledge that there are no other promises, agreements, condition, undertakings, warranties, or representation, oral or written, express or implied, between them other than as set forth herein and in the Employment Agreement.

15.      Governing Law and Venue. This Agreement shall be construed, enforced and interpreted in accordance with the laws of the State of Florida and venue for any action to enforce or construe the Agreement shall be in Miami-Dade County, Florida. Should any action be brought regarding the enforceability of the Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs, including any fees and costs of appeal.

16.      Enforceability. If one or more paragraph(s) of this Agreement shall be ruled unenforceable, the Company may elect to enforce the remainder of the Agreement. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same agreement.

17.      Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts.

After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing this Agreement in the presence of a witness. The witness should also date and sign in the spaces provided for the witness. You should keep a copy of this Agreement for your records.

Net Element, inc.

By:

Name:

Title:

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I acknowledge and agree that I have read this Agreement carefully. I understand all of its terms. In signing this Agreement I have not relied on any statements or explanations except as specifically set forth in this Agreement. I have had adequate time to consider whether to sign this Agreement and am voluntarily and knowingly releasing my claims against the Released Parties (as defined in paragraph 3 of this Agreement) as set forth herein. I intend this Agreement to be legally binding.

Date I received this Agreement:                     , 20 .

Accepted this __ day of __________, 20__.

Print name of the Employee:

Witness:

(Print Name):